Exhibit 10.2
THIRD AMENDMENT OF LEASE

This Third Amendment, dated October 20, 2011 shall hereby amend the Standard Industrial/Commercial Net Lease originally dated July 1, 2003 between LARO PROPERTIES LP., a California Limited Partnership ("Lessor"), and I/O Magic Inc., a California corporation ("Lessee) for the leased premises commonly known as 4 Marconi, Irvine, California, 92618.

WHEREAS Lessor and Lessee desire to reduce the rental obligation based on a significant change in Lessee's business, the parties do hereby agree to Amend the Lease as follows:

1. Term. The Lease term shall expire on 5/31/12.

2. Security Deposit: The Security Deposit of $27,000 shall be forfeited by Lessee, shall be retained by Lessor, and shall be applied against Lessee's rent due as of 9/30/11.

3. Reduced Base Rent. Lessee shall be responsible for the payment of base rent on 22,000 square feet of the Premises at a rate of $.65/SF or $14,300 per month ("Reduced Base Rent"). In addition, Lessee shall pay directly to Lessor any sublease rent obtained from subleases in the balance of the Premises, which are currently $8,000 per month from 2 subtenants. This results in a rental obligation of $22,300 per month. Lessee shall be responsible at a minimum to pay the Reduced Base Rent, plus any sublease rent, directly to Lessor prior to delinquency as provided in the Lease.

4. Monthly Rental Concession. The scheduled Base Rent is $32,393 per month, increasing to $33,365 on 9/1/11. Lessor agrees to waive the rental increase scheduled on 9/1/11, and is providing Lessee with a monthly rental reduction of $10,093 per month ("Monthly Rental Concession") from the current rent of $32,393 per month.

5. Balance Due at Lease Termination. Lessee owes Lessor a balance of $22,572 as of 9/30/11 after the application of Lessee's security deposit. Provided Lessee performs under the terms of the Lease as amended herein without any monetary default, Lessor will agree to a total due from Lessee at the end of the Lease Term or any early termination thereof to $42,578. (Calculated as the current balance due of $22,572 plus 2 months of the rental concession at $10,093 per month). Upon the expiration of the Lease, should Lessee be unable to pay the balance due in full, Lessee and Lessor shall execute a promissory note for payment of the balance over a term not to exceed twenty-four months (24), with said note being interest-free.

6. Property Taxes and Maintenance. Lessee shall agree to pay the current installment of the Property Taxes due in November 2011. Lessor shall waive the payment of the installment that is due in April 2012 or any proration thereof. Lessee shall continue to maintain the premises and keep any and all service contracts in place while Lessee is in possession of the Premises.

7. Lessor to Market Premises. Lessor will place the building on the market for lease, and Lessee agrees to cooperate with Lessor's brokers in showing the Premises provided Lessee is provided reasonable advance notice of any tours, and there be no interruption in Lessee's operations during said tours.

8. Early Termination of Lease by Lessor. Should Lessor procure a tenant for the Premises, Lessor will provide Lessee with not less than sixty (60) days prior written notice of its intent for Lessee to vacate the premises ("Early Termination"). At the expiration of the Lease Term or any Early Termination thereof, Lessee shall perform the following:

a) All subleases shall be terminated and any subtenants shall vacate the Premises at the same time as Lessee, and all rights to possession by Lessee and any subtenants shall be terminated concurrently.

b) Lessee shall place the warehouse in a rental ready condition.

c) Lessee shall remove all of its possessions in both the office and warehouse proportions of the Premises, as well as the rear yard.

9. Option to Extend: Lessee shall have no option extend the lease past the expiration date of 5/31/12.

All other terms and conditions of the Lease, Addendum and the Amendments to Lease remain unmodified and in full force and effect.

LESSOR:	LESSEE:

LARO PROPERTIES L.P., a California Limited Partnership By: Elle Properties, Inc., a California Corporation, Its General Partner	I/O Magic Inc., a California corporation

By: /s/ Greg St. Clair	By: /s/ Tony Shahbaz
Greg St. Clair, Vice President